333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:
David P. Joint (504) 582-4203

Freeport-McMoRan Copper & Gold Inc. Announces
Increase in Annual Common Stock Dividend to $1.25 per Share

PHOENIX, AZ, February 7, 2012 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized an increase in its annual common stock dividend from $1.00 per share to $1.25 per share. Dividends are paid quarterly as declared by the Board with the initial quarterly dividend of $0.3125 per share expected to be paid in May 2012.

James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, FCX's President and Chief Executive Officer, said, “The Board's action to increase the regular cash dividend to be paid to holders of our common stock reflects our financial strength and positive outlook for our business. Our financial policy, which is reviewed on an ongoing basis by our Board of Directors, is designed to maintain a strong credit profile to support our operations, provide flexibility for financially attractive investments and provide attractive returns to shareholders.”

The declaration and payment of dividends is at the discretion of the Board and will depend on the company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX has approximately 948 million shares of common stock outstanding.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world's largest producer of molybdenum.

The company's portfolio of assets includes the Grasberg minerals district in Indonesia, the world's largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding timing of dividend payments. The declaration of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
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